Exhibit 99.1
HF Foods Reports First Quarter 2024 Financial Results
Highest Net Revenue Ever Recorded During First Quarter of $295.7 Million
Pre-Recorded Earnings Call Webcast Available on Investor Relations Website
Las Vegas, NV – May 8, 2024 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods”, or the “Company”), a leading food distributor to Asian restaurants across the United States, reported unaudited financial results for the first quarter ended March 31, 2024.
First Quarter 2024 Financial Results
•Net revenue increased 0.6% to $295.7 million compared to $293.9 million in the prior year.
•Gross profit increased 0.5% to $50.4 million compared to $50.2 million in the prior year. Gross profit margin was flat at 17.1%.
•Net loss improved to $0.6 million compared to $5.8 million in the prior year.
•Adjusted EBITDA increased 51.4% to $8.7 million compared to $5.7 million in the prior year.
Management Commentary
“We are pleased to report record first quarter revenue, showing progress in our core operations as we achieved growth despite exiting our chicken processing businesses in 2023,” said Peter Zhang, Chief Executive Officer of HF Foods. “We continue to make progress on all key areas of our operational transformation plan, including centralized purchasing which will allow us to maximize synergies from our acquisitions, fleet and transportation improvements to enhance efficiency and reduce fuel costs, digital transformation which will improve our operations and strengthen our ability to adapt quickly to market dynamics, and facility upgrades to allow our distribution centers to serve as full broadline facilities that supply the products that are strongest in demand in a given area. We are a trusted partner for thousands of restaurants across the United States, empowering them to serve customers high quality products at affordable prices. I remain confident that our operational transformation plan will drive sales and efficiencies and help us deliver on our growth targets.”
First Quarter 2024 Results
Net revenue was $295.7 million for the first quarter of 2024 compared to $293.9 million in the prior year period, an increase of $1.8 million, or 0.6%. This increase was primarily attributable to product cost inflation and improved pricing in certain categories, partially offset by the $2.7 million loss in revenue resulting from the exit of our chicken processing businesses.
Gross profit was $50.4 million for the first quarter of 2024 compared to $50.2 million in the prior year period, an increase of $0.2 million, or 0.5%. Gross profit margin was flat at 17.1% compared to the prior year period.
Distribution, selling and administrative expenses decreased by $2.4 million to $50.5 million, primarily due to a decrease of $2.8 million in professional fees, partially offset by higher payroll and related labor costs. Distribution, selling and administrative expenses as a percentage of net revenue decreased to 17.1% from 18.0% in the prior year period primarily attributable to lower professional fees and increased net revenue, partially offset by increased headcount.
Net loss improved to $0.6 million for the first quarter of 2024 compared to $5.8 million in the prior year period. The improvement was primarily attributable to the decreased distribution, selling and administrative expenses and the impact from changes in the fair value of interest rate swap contracts.
Adjusted EBITDA increased 51.4% to $8.7 million for the first quarter of 2024 compared to $5.7 million in the prior year. The increase was primarily attributable to the decreased distribution, selling and administrative expenses.

Cash Flow and Liquidity
Cash flow from operating activities decreased to $7.1 million for in the first quarter of 2024, compared to $12.6 million in the prior year. The decrease in cash flow from operating activities was primarily due to the timing of working capital outlays. As of March 31, 2024, the Company had a cash balance of $18.2 million and access to approximately $40.9 million in additional funds through its $100.0 million line of credit, subject to a borrowing base calculation.
Earnings Call and Webcast
A pre-recorded call and webcast with HF Foods’ management team discussing the results is now available on the Investor Relations section of the Company’s website at https://investors.hffoodsgroup.com/.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Investor Relations Contact:
HFFG Investor Relations
hffoodsgroup@icrinc.com

Forward-Looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.
Non-GAAP Financial Measures
Discussion of our results includes certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc., that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. may not be the same as similarly titled measures used by other companies in the industry. EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. is a useful measure of operating performance because it excludes certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its current Quarterly Report on Form 10Q, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash	$18,215	$15,232
Accounts receivable, net	50,000	47,832
Inventories	107,908	105,618
Other current assets	9,363	10,145
TOTAL CURRENT ASSETS	185,486	178,827
Property and equipment, net	137,989	133,136
Operating lease right-of-use assets	11,815	12,714
Long-term investments	2,389	2,388
Customer relationships, net	144,540	147,181
Trademarks, trade names and other intangibles, net	29,196	30,625
Goodwill	85,118	85,118
Other long-term assets	6,532	6,531
TOTAL ASSETS	$603,065	$596,520
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$8,663	$4,494
Line of credit	55,192	58,564
Accounts payable	57,834	52,014
Current portion of long-term debt, net	5,427	5,450
Current portion of obligations under finance leases	2,299	1,749
Current portion of obligations under operating leases	3,766	3,706
Accrued expenses and other liabilities	17,454	17,287
TOTAL CURRENT LIABILITIES	150,635	143,264
Long-term debt, net of current portion	107,331	108,711
Obligations under finance leases, non-current	14,689	11,229
Obligations under operating leases, non-current	8,493	9,414
Deferred tax liabilities	28,557	29,028
Other long-term liabilities	5,198	6,891
TOTAL LIABILITIES	314,903	308,537
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(7,750)	(7,750)
Additional paid-in capital	603,832	603,094
Accumulated deficit	(309,382)	(308,688)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	286,705	286,661
Noncontrolling interests	1,457	1,322
TOTAL SHAREHOLDERS’ EQUITY	288,162	287,983
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$603,065	$596,520

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net revenue	$295,654	$293,855
Cost of revenue	245,243	243,683
Gross profit	50,411	50,172

Distribution, selling and administrative expenses	50,496	52,929
Loss from operations	(85)	(2,757)

Other (income) expenses:
Interest expense	2,834	2,868
Other income	(94)	(228)
Change in fair value of interest rate swap contracts	(1,970)	2,746
Lease guarantee income	(115)	(120)
Total Other expenses, net	655	5,266
Loss before income taxes	(740)	(8,023)

Income tax benefit	(181)	(2,226)
Net loss	(559)	(5,797)
Less: net loss attributable to noncontrolling interests	135	136
Net loss attributable to HF Foods Group Inc.	$(694)	$(5,933)

Loss per common share - basic	$(0.01)	$(0.11)
Loss per common share - diluted	$(0.01)	$(0.11)

Weighted average shares - basic	52,155,968	53,822,794
Weighted average shares - diluted	52,155,968	53,822,794

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(559)	$(5,797)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	6,676	6,689
Provision for credit losses	(40)	57
Deferred tax benefit	(471)	(1,324)
Change in fair value of interest rate swap contracts	(1,970)	2,746
Stock-based compensation	738	1,096
Non-cash lease expense	935	965
Lease guarantee income	(115)	(120)
Other expense (income)	39	93
Changes in operating assets and liabilities:
Accounts receivable	(2,141)	1,034
Accounts receivable - related parties	13	(416)
Inventories	(2,290)	9,822
Prepaid expenses and other current assets	782	1,238
Other long-term assets	368	(829)
Accounts payable	6,074	2,327
Accounts payable - related parties	(254)	(776)
Operating lease liabilities	(897)	(961)
Accrued expenses and other liabilities	167	(3,274)
Net cash provided by operating activities	7,055	12,570
Cash flows from investing activities:
Purchase of property and equipment	(2,585)	(629)
Net cash used in investing activities	(2,585)	(629)
Cash flows from financing activities:
Checks issued not presented for payment	4,169	(7,852)
Proceeds from line of credit	345,697	298,195
Repayment of line of credit	(349,082)	(306,808)
Repayment of long-term debt	(1,414)	(1,642)
Repayment of obligations under finance leases	(857)	(646)
Net cash used in financing activities	(1,487)	(18,753)
Net increase (decrease) in cash	2,983	(6,812)
Cash at beginning of the period	15,232	24,289
Cash at end of the period	$18,215	$17,477

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023	Change
Net loss	$(559)	$(5,797)	$5,238
Interest expense	2,834	2,868	(34)
Income tax benefit	(181)	(2,226)	2,045
Depreciation and amortization	6,676	6,689	(13)
EBITDA	8,770	1,534	7,236
Lease guarantee income	(115)	(120)	5
Change in fair value of interest rate swaps	(1,970)	2,746	(4,716)
Stock-based compensation expense	738	1,096	(358)
Business transformation costs (1)	973	44	929
Other non-routine expense (2)	306	449	(143)
Adjusted EBITDA	$8,702	$5,749	$2,953
____________
(1)    Represents non-recurring expenses associated with the launch of strategic projects including supply chain strategy improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023	Change
Net loss attributable to HF Foods Group Inc.	$(694)	$(5,933)	$5,239
Amortization of intangibles	4,070	4,071	(1)
Lease guarantee income	(115)	(120)	5
Change in fair value of interest rate swaps	(1,970)	2,746	(4,716)
Stock-based compensation expense	738	1,096	(358)
Business transformation costs (1)	973	44	929
Other non-routine expense (2)	306	449	(143)
Aggregate adjustment for income taxes	(980)	(2,312)	1,332
Non-GAAP net income attributable to HF Foods Group Inc.	$2,328	$41	$2,287
____________
(1)    Represents non-recurring expenses associated with the launch of strategic projects including supply chain strategy improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.